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                                                                                        Exhibit 11

                                            TRIBUNE COMPANY

                          STATEMENTS OF COMPUTATION OF PRIMARY AND FULLY DILUTED
                                          NET INCOME PER SHARE

(In thousands, except per share amounts)                                   First Quarter Ended
                                                                       March 26, 1995  March 27, 1994
                                                                       --------------  --------------
PRIMARY
- -------
    Net income                                                               $67,963       $40,069
    Preferred dividends, net of tax                                           (4,621)       (4,644)
                                                                        -------------  -------------
    Net income attributable to common shares                                 $63,342       $35,425
                                                                        -------------  -------------

    Weighted average common shares outstanding                                65,981        67,085
                                                                        -------------  -------------
    Primary net income per share                                               $ .96         $ .53
                                                                        =============  =============

FULLY DILUTED
- -------------
    Net income                                                               $67,963       $40,069
    Additional ESOP contribution required assuming
      all preferred shares were converted, net of tax                         (2,770)       (2,980)
    Assumed elimination of tax benefit on certain ESOP
      preferred dividends                                                       (831)         (705)
                                                                        -------------  -------------
    Adjusted net income                                                      $64,362        $36,384

    Weighted average common shares outstanding                                65,981         67,085

    Assumed conversion of preferred shares into common shares                  5,903          6,011
    Assumed exercise of stock options, net of common
      shares assumed repurchased with the proceeds                               613          1,191
                                                                        -------------  -------------
    Adjusted weighted average common shares outstanding                       72,497        74,287
                                                                        -------------  -------------
    Fully diluted net income per share                                         $ .89         $ .49
                                                                        =============  =============
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See Notes to Consolidated Financial Statements
18
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